EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT dated as of the 28th day of May, 2004 is by and between:

          MAXIMUS, Inc., a Virginia corporation with an address at 11419 Sunset Hills Road, Reston, Virginia 20190 ("MAXIMUS"); and

          Manatron, Inc. ("Seller"), a Michigan corporation with an address at 510 E. Milham Avenue, Portage, Michigan 49002.

Preliminary Statement

          Seller desires to sell to MAXIMUS, and MAXIMUS desires to purchase from Seller, substantially all of the operations and certain assets of Seller that are used exclusively in Seller's Judicial Product Line (the "Business") upon the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE ASSETS

          1.1          Sale of Assets. Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.8 hereof) Seller agrees to sell, and MAXIMUS agrees to purchase, all of Seller's right, title and interest in and to the following assets (collectively, the "Purchased Assets"):

                    (a)          all rights under the contracts, leases, or agreements listed on Schedule 1.1(a) attached hereto, as such schedule shall be updated on the Closing Date to reflect all contracts, leases and agreements of the Business to be transferred as of the Closing Date (the "Assigned Contracts");

                    (b)          the software and all intellectual property rights to such software that are used in the Business as set forth on Schedule 1.1(b) attached hereto (the "Software");

                    (c)          certain fixed and prepaid assets held by Seller for use in the Business as set forth on Schedule 1.1(c) hereto;

                    (d)          all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity") related to the Business (each, a "Permit"), to the extent transferable to MAXIMUS; and

                    (e)          all of the proprietary rights of Seller relating to or used in connection with the Business and all goodwill developed through the use of such property and rights, including (without limitation), all trademarks, trade names, software, and know-how and set forth on Schedule 1.1(e) attached hereto.

          Specifically excluded from the Purchased Assets are (a) assets of Seller not related to the Business and (b) accounts receivable outstanding as of the Closing Date (as defined in Section 1.8 below) that are specifically related to the Business.

          1.2          Assumption of Liabilities. Upon the sale and purchase of the Purchased Assets, MAXIMUS shall assume and agree to pay or discharge when due only those liabilities and obligations of Seller described on Schedule 1.2 that are to be performed after the Closing Date (the "Assumed Liabilities"). Except as otherwise specifically provided in this Section 1.2: (a) MAXIMUS shall not assume or be liable for any obligation or liability of Seller of any kind or nature, known, unknown, contingent or otherwise (each, an "Excluded Liability"), including without limitation: (i) any liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to the performance by Seller of its respective obligations hereunder; (ii) any litigation, proceeding, claim by any person or entity or other obligation of Seller relating to the Business or operations of Seller or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date; (iii) any liability or obligation (x) for any Tax (as defined in Section 2.5) of Seller with respect to any taxable period (or portion thereof), whether before or after the Closing Date, (y) for any Tax resulting from or attributable to the consummation of the transactions contemplated by this Agreement, or (z) for the Taxes of any person other than Seller under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise (each, a "Tax Liability"); (iv) any claim made by an employee or former employee of Seller (including any employees of Seller who are subsequently hired by MAXIMUS) arising out of or otherwise in respect of his or her employment with or termination by, Seller; and (v) any obligations of Seller under any Law or Regulation (as defined in Section 2.7 below); and (b) Seller shall be solely responsible for any and all liabilities and obligations of Seller not included within the Assumed Liabilities. The assumption of the Assumed Liabilities by MAXIMUS hereunder shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with MAXIMUS or Seller. Nothing herein shall prevent MAXIMUS from contesting in good faith any of the Assumed Liabilities.

          1.3          Purchase Price and Payment.

                    (a)          The purchase price to be paid by MAXIMUS for the Purchased Assets shall be $2,269,383.07 (as such amount may be adjusted pursuant to Section 7.1, the "Purchase Price"). The Purchase Price shall be payable in the manner described in Section 1.3(b).

                    (b)          MAXIMUS shall deliver to Seller at the Closing the amount of $1,773,887.47, as summarized on Schedule 1.3(b) attached hereto, by wire transfer of funds, to an account designated in writing by Seller.

          1.4          Transfer of Purchased Assets. At the Closing, Seller shall deliver or cause to be delivered to MAXIMUS a Bill of Sale and Assignment in the form of Exhibit A hereto and such other instruments of transfer as may be necessary to effectively vest in MAXIMUS all of Seller's right, title to and interest in all the Purchased Assets free and clear of all liens, restrictions and encumbrances.

          1.5          Assignment and Assumption of Assumed Liabilities. MAXIMUS and Seller shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit B hereto pursuant to which Seller shall transfer and MAXIMUS shall assume all of Seller's rights and obligations under the Assumed Liabilities.

          1.6          Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to MAXIMUS all written leases, contracts, commitments and rights evidencing the Purchased Assets and Assumed Liabilities. Seller shall take all requisite steps to put MAXIMUS (or its designee) in actual possession and operating control of the Purchased Assets. Seller shall deliver customer lists and similar intellectual property which are part of the Purchased Assets and, if available, in electronic form.

          1.7          MAXIMUS Designee. MAXIMUS shall have the right, in its sole discretion, to designate one or more direct or indirect subsidiaries to purchase the Purchased Assets subject to this Agreement and fulfill the other obligations and exercise the other rights of MAXIMUS hereunder; provided, however, no such designation shall relieve MAXIMUS of its obligations under this Agreement.

          1.8          Closing. The Closing shall be deemed to take place on May 31, 2004 at 5:00 p.m. local time at the offices of MAXIMUS in Reston, Virginia, or at such other place, time or date as may be mutually agreed upon by the parties (the "Closing Date").

          1.9          Allocation of Purchase Price. Within sixty (60) days after the Closing Date, MAXIMUS shall prepare or cause to be prepared, and shall provide to Seller, a statement (the "Asset Acquisition Statement") allocating among the Purchased Assets (including, without limitation, all Assumed Liabilities) the Purchase Price for the Purchased Assets. Seller agrees to make available all information reasonably requested by MAXIMUS to enable MAXIMUS to prepare such Asset Acquisition Statement. The Asset Acquisition Statement shall be prepared in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within ten (10) days after the receipt of such Asset Acquisition Statement, Seller will propose to MAXIMUS any reasonable changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to MAXIMUS within such time period, Seller will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). MAXIMUS and Seller will attempt in good faith to resolve any differences with respect to the Asset Acquisition Statement, in accordance with requirements of Section 1060 of the Code, within fifteen (15) days after MAXIMUS' receipt of written notice of objection from Seller. If Seller withholds its consent to the allocation reflected in the Asset Acquisition Statement, and MAXIMUS and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be finally and conclusively determined in accordance with requirements of Section 1060 of the Code by an independent accounting firm selected by mutual agreement of Seller and MAXIMUS, which accounting firm shall not have been previously employed by MAXIMUS or Seller (or any affiliates of such parties) within the three-year period preceding the date such disputed matters are submitted for resolution (the "Arbitrator"). Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Arbitrator will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the purchase price (together with any Assumed Liabilities), which report shall be conclusive and binding upon the parties. The fees and expenses of the Arbitrator in respect of such report shall be paid one-half by MAXIMUS and one-half by Seller. MAXIMUS and Seller shall each file or cause to be filed IRS Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on the Asset Acquisition Statement as so finalized, and (except as set forth below relating to a revised Asset Acquisition Statement) shall not take any position on any tax return inconsistent with the allocation provided in the Asset Acquisition Statement. In the event that any adjustment is required to be made to the Asset Acquisition Statement as a result of the payment of any additional purchase price for the Purchased Assets or otherwise, MAXIMUS shall prepare or cause to be prepared, and shall provide to Seller, a revised Asset Acquisition Statement reflecting such adjustment. Such revised Asset Acquisition Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Asset Acquisition Statement. Each of MAXIMUS and Seller shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Asset Acquisition Statements) shall not take any position on any tax return inconsistent with the allocation provided in the revised Asset Acquisition Statement.

          1.10          Transfer Taxes. All Michigan transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the "Transfer Taxes") shall be paid by Seller when due; provided, however, if Transfer Taxes are incurred in a jurisdiction outside of the State of Michigan, then such taxes shall be paid equally by MAXIMUS and Seller when due. Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees, and, if required by applicable law, MAXIMUS will join in the execution of any such tax returns and other documentation.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to MAXIMUS that as of the date hereof (unless otherwise specified):

          2.1          Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller has all required power and authority to own the Purchased Assets and to carry on the Business as presently conducted and as presently contemplated to be conducted.

          2.2          Authority to Execute and Perform the Agreement. Seller has the requisite corporate legal right and power and all legal authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies generally and to the exercise of judicial discretion in accordance with general principles of equity. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person, shareholder, or entity is required of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          2.3          Compliance with Laws. Seller is not in violation of any order, judgment, injunction, award or decree binding upon it with respect to the Business which violation, individually or in the aggregate, would have a material adverse effect on the Purchased Assets or the Business or upon the transactions contemplated hereby (a "Material Adverse Effect"). Seller has complied in all material respects with all federal, state and local or foreign laws, ordinances, rules, regulations and orders applicable to the conduct of the Business or the ownership of the assets and properties of the Business. To the knowledge of Seller, there are no outstanding citations, fines or penalties that have been imposed or asserted against Seller for any such violation or alleged violation.

          2.4          Charter and By-laws. Seller has heretofore delivered to MAXIMUS true and complete copies of Seller's Restated Articles of Incorporation (certified by the Secretary of the State of Michigan) and By-laws as in effect on the date hereof. The minute books of Seller contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders of Seller in connection with this Agreement and the transactions contemplated herein.

          2.5          Tax Matters.

                    (a)          To the best knowledge of Seller, all Taxes (as defined below) with respect to the Business or the Purchased Assets owed by Seller, whether or not shown on any Tax Return (as defined below), have been paid and all Tax Returns required to be filed by Seller on or before the date hereof with respect to the Business or the Purchased Assets have been filed within the time and in the manner prescribed by law. All such Tax Returns are, in all material respects, true, correct and complete and correctly and accurately reflect the amount of Tax liability with respect to the Business or the Purchased Assets for the period covered by such returns. No deficiency for any Taxes with respect to the Business or the Purchased Assets or claim for additional Taxes or interest thereon or penalties in connection therewith has been proposed, asserted or threatened to be asserted against Seller by any taxing authority.

                    (b)          There are no liens or other encumbrances with respect to Taxes upon any of the Purchased Assets, other than with respect to Taxes not yet due and payable.

                    (c)          There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller with respect to the Business or the

Purchased Assets for any taxable period, and no power of attorney granted by or with respect to Seller relating to Taxes with respect to the Business or the Purchased Assets is currently in force.

                    (d)          None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

                    (e)          None of the Purchased Assets are or will be required to be treated as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                    (f)          As used in this Agreement, (i) "Tax Return" means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor as a transferee under Section 6901 of the Code or any similar provision of applicable law, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereof.

          2.6          Assigned Contracts. There have been delivered to MAXIMUS true and complete copies of all of the Assigned Contracts, including all written amendments, waivers or other modifications thereto. The Assigned Contracts include all of the contracts of Seller exclusively related to the Business. All of such contracts are valid and binding in accordance with their terms, and Seller is not in default under any material term of any such agreement, nor, to the best knowledge of Seller, is any other party to any such contract or other agreement in default under any material term of any such agreement, nor, to the best knowledge of Seller, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. Schedule 2.6 sets forth a true, correct and complete list of all consents and approvals of third parties that are required under the Assigned Contracts.

          2.7          No Breach. To the best knowledge of Seller, the execution, delivery and performance of this Agreement, the Bill of Sale and Assignment, and the Assignment and Assumption Agreement (collectively, the "Related Agreements") by Seller, and the consummation of the transactions contemplated hereby and thereby will not:

                    (a)          violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Assigned Contract or other agreement applicable to the Purchased Assets to which Seller is a party or to which the Purchased Assets are subject;

                    (b)          violate any order, judgment, injunction, award or decree of Governmental Entity against, or binding upon, Seller relating to the Business or the Purchased Assets;

                    (c) violate any federal, state, local or foreign laws, regulations, rules, ordinances or orders (collectively, "Laws and Regulations") applicable to Seller relating to the Business or the Purchased Assets, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                    (d)          violate any Permit, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets;

                    (e)          require the approval or consent of any Governmental Entity or the approval or consent of any other person;

                    (f)          require the approval or consent of any person in order that the Assigned Contracts continue in full force and effect following the consummation of the transactions contemplated hereby;

                    (g)          violate or conflict with Seller's Restated Articles of Incorporation or By-Laws; or

                    (h)          result in the creation of any material lien or other encumbrance on the Purchased Assets.

          2.8          Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Seller that could reasonably be expected to affect the Purchased Assets or the Business. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of Seller, threatened against or involving Seller that could reasonably be expected to affect the Purchased Assets. There is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

          2.9          Real Estate. The Purchased Assets do not include any real property or any options or contractual obligations to purchase or acquire any interest in real property.

          2.10          Intangible Property.

                    (a)          To the best knowledge of Seller, Seller has exclusive ownership of all patents, trademarks, service marks, trade names and copyrights; all applications to register any of the foregoing; all franchises, trade secrets, inventions, customer lists, URLs, manufacturing or other processes, designs, computer software, data compilations, research results and other confidential information and legally protected proprietary rights; whether any of the foregoing are owned or licensed (collectively, "Proprietary Rights") that are material to the Business and that are used in the Business as presently conducted and Seller has the right to use, free and clear of claims or rights of others, all such Proprietary Rights.

                    (b)          With respect to the Business or the Purchased Assets, (i) Seller has not received any notices of infringement by Seller of any Proprietary Rights of others, and (ii) to the best knowledge of Seller, none of the present activities, or contemplated activities under planning or development, of Seller or Seller's products or assets infringe on any Proprietary Rights of others, including unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employees of Seller. Seller is not aware of any infringement or violation by others of the Proprietary Rights of Seller used in the Business and included among the Purchased Assets, including any violation of Seller's confidential information.

                    (c)          None of the activities of Seller's Employees (as defined in Section 2.14) or consultants violates any agreements or arrangements that any such Employees or consultants related to the Business have with former employers.

          2.11          Title to Assets: Liens. Except as set forth in this Section 2.11 or on Schedule 2.11 attached hereto, Seller owns outright and has good title to all of the Purchased Assets of Seller, free and clear of any claim, lien or other encumbrance, except for (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business; or (b) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. Upon delivery of and payment for the Purchased Assets as herein provided, MAXIMUS will acquire all right, title and interest in the Purchased Assets, free and clear of any claim, lien or other encumbrance.

          2.12          Absence of Undisclosed Liabilities. Seller does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due) related to the Business or the Purchased Assets other than liabilities in the ordinary course of business.

          2.13          Purchased Assets. The Purchased Assets are sufficient to carry out the Business as conducted by Seller.

          2.14          Employees. Schedule 2.14 contains a complete and accurate list of all employees employed by Seller in the Business (each, an "Employee"), along with the position and annual rate of compensation of each Employee. Except as set forth on Schedule 2.14, as of the date hereof and to the knowledge of Seller, no Employee or group of Employees has any plans to terminate employment with Seller (other than for the purpose of accepting employment by MAXIMUS following the Closing) or not to accept employment with MAXIMUS. Except as set forth on Schedule 2.14, Seller is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, retirement agreement or other employee compensation plan or agreement. To the knowledge of Seller, no labor union or similar organization represents or claims to represent any of the Employees and no such organization has made, or intends to make, any organizational effort with respect to the Employees. To the knowledge of Seller, none of the activities of the Employees or consultants to the Business violates any agreements or arrangements that any such employees or consultants have with former employers.

          2.15          Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Seller, or any action taken by Seller, in each case for which MAXIMUS shall have any liability.

          2.16          Full Disclosure. All information contained on the schedules attached hereto and the certificates and written statements to be delivered at Closing by Seller in connection with this Agreement and the transactions contemplated hereby are (or will be if delivered after the date hereof) true, complete and authentic in all material respects. No representation or warranty of Seller contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MAXIMUS

          MAXIMUS represents and warrants to Seller as follows:

          3.1          Organization and Qualification. MAXIMUS is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

          3.2          Authority to Execute and Perform Agreements. MAXIMUS has the corporate power and all legal authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements, and to perform fully its obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and constitute the valid and binding obligation of MAXIMUS enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and to equitable principles. MAXIMUS has obtained the necessary approval of its board of directors for the execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereunder and thereunder, and no other corporate proceedings or actions on the part of MAXIMUS are necessary therefor.

          3.3          Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of MAXIMUS in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with MAXIMUS or any action taken by MAXIMUS.

          3.4          No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by MAXIMUS and the consummation of the transactions contemplated hereby and thereby, will not:

                    (a)          violate any provision of the Amended and Restated Articles of Incorporation or Amended and Restated By-laws of MAXIMUS;

                    (b)          violate any order, judgment, injunction, award or decree of any Governmental Entity against, or binding upon, MAXIMUS or upon the securities, properties, assets or business of MAXIMUS, which violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby;

                    (c)          violate the Laws and Regulations applicable to MAXIMUS or to the securities, properties, assets or business of MAXIMUS, which violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby;

                    (d)          violate any Permit of MAXIMUS, which violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby; or

                    (e)          require the approval or consent of any Governmental Entity.

ARTICLE 4

CONDITIONS PRECEDENT TO OBLIGATION OF MAXIMUS TO CLOSE

          The obligation of MAXIMUS to enter into and complete the Closing is subject, at the option of MAXIMUS acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

          4.1          Instruments of Transfer. MAXIMUS shall have received the Bill of Sale and Assignment executed by Seller and such other documents or instruments which may be reasonably requested by MAXIMUS in order to effectively vest in MAXIMUS Seller's right, title and interest in the Purchased Assets.

          4.2          Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (excluding for the purposes hereof any reference to materiality in any such representation or warranty and except for those representations and warranties that are made as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date). Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to MAXIMUS a certificate, dated the Closing Date and signed by the Chief Executive Officer of Seller to the foregoing effect and stating that all conditions to MAXIMUS' obligations hereunder have been satisfied.

          4.3          Certificate of Secretary of Seller. MAXIMUS shall have received a Certificate of the Secretary of Seller, dated as of the Closing Date, certifying as to: (a) the Restated Articles of Incorporation and By-Laws of Seller as in effect on and as of the Closing Date; and (b) the resolutions of the Board of Directors and shareholders of Seller authorizing and approving the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

          4.4          Good Standing Certificates. Seller shall have delivered to MAXIMUS long form certificates of good standing and certified copies of Seller's Restated Articles of Incorporation from the Secretary of State of Michigan, in each case as of a recent date.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

          The obligation of Seller to enter into and complete the Closing is subject, at the option of Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

          5.1          Assumption Agreement. MAXIMUS shall have executed and delivered the Assignment and Assumption Agreement.

          5.2          Delivery of the Purchase Price. The Purchase Price shall have been delivered to Seller.

          5.3          Representations, Warranties and Covenants. The representations and warranties of MAXIMUS contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (excluding for the purposes hereof any reference to materiality in any such representation or warranty and except for those representations and warranties that are made as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date). MAXIMUS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by MAXIMUS on or prior to the Closing Date. MAXIMUS shall have delivered to Seller a certificate, dated the Closing Date and signed by the Chief Executive Officer of MAXIMUS to the foregoing effect and stating that all conditions to Seller's obligations hereunder have been satisfied.

ARTICLE 6

INDEMNIFICATION

          6.1          Survival. Notwithstanding any right of any parry to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement, the Related Agreements, the certificates required to be delivered by the parties pursuant to Articles 4 and 5, or in any Schedule delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder (except where expressly limited to a specific time period) and be indemnified in accordance with this Article 6, and shall thereafter survive in accordance with the provisions of Section 6.5 below.

          6.2          Obligation of Seller to Indemnify. Subject to the limitations set forth in Section 6.5 hereof, Seller agrees to indemnify, defend and hold harmless MAXIMUS (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) ("Losses") based upon, arising out of or otherwise in respect of:

                    (a)          any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, the Related Agreements, the certificates required to be delivered pursuant to Article 4, or in any Schedule delivered pursuant hereto;

                    (b)          any claim or demand or assertion of liability against MAXIMUS based upon, arising out of or otherwise in respect of any and all liabilities and obligations of any nature whatsoever, other than Assumed Liabilities, of or relating to (i) Seller or the Business either prior to or after the Closing; or (ii) the Purchased Assets prior to the Closing;

                    (c)          any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of Seller, whether or not included in clause (a);

                    (d)          any Tax Liabilities or Transfer Taxes; and

                    (e)          any claim made by an employee or former employee of Seller (including any employees of Seller who are subsequently hired by MAXIMUS) arising out of or otherwise in respect of their employment with, or termination by, Seller.

          6.3          Obligation of MAXIMUS to Indemnify. Subject to the limitations set forth below and in Section 6.5 hereof, MAXIMUS agrees to indemnify, defend and hold harmless Seller (and its respective directors, officers, employees, affiliates, heirs and assigns) from and against any Losses based upon, arising out of or otherwise in respect of:

                    (a)          any inaccuracy in or breach of any representation, warranty, covenant or agreement of MAXIMUS contained in this Agreement, the Related Agreements, or in any Schedule delivered pursuant hereto;

                    (b)          any claim or demand or assertion of liability against Seller based upon, arising out of or otherwise in respect of or relating to (i) the Assumed Liabilities, (ii) MAXIMUS or its business after the Closing or (iii) subject to MAXIMUS' rights under Section 6.2, the Purchased Assets after the Closing;

                    (c)          any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of MAXIMUS, whether or not included in clause (a); and

                    (d)          any claim or demand or assertion of liability against Seller by a third party based upon, arising out of or otherwise in respect of the Assumed Liabilities.

          6.4          Notice and Opportunity to Defend.

                    (a)          Notice of Asserted Liability. Promptly and in any case within seven (7) days after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation by a third party (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Sections 6.2 or 6.3 hereof (the "Indemnifying Party"); provided the failure of any Indemnitee to give timely notice of a third party claim shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damages cause by such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

                    (b)          Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel of its own choosing, any Asserted Liability, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party to which it has not consented in writing, which consent shall not be unreasonably withheld. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, or fails to diligently defend or seek to compromise such Asserted Liability after electing to assume such defense or compromise, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its losses, liabilities, damages, deficiencies, costs and expenses as provided in Sections 6.2 and 6.3 hereof if entitled to indemnification under the applicable section. In any event, the Indemnitee and, in the case of an Asserted Liability defended by the Indemnitee in accordance with the previous sentence, the

Indemnifying Party, may participate in (but shall not have the right to control), at their own expense, the defense of such Asserted Liability by the Indemnifying Party or the Indemnitee, as the case may be. If the named parties of any Asserted Liability include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnitee shall be paid by the Indemnifying Party if the Indemnitee is entitled to indemnification under Section 6.2 or 6.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its reasonable out-of-pocket expense. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement entered into by the Indemnifying Parry, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

          6.5          Limitations on Indemnification. The indemnification provided by Sections 6.2 and 6.3 shall be subject to the following limitations:

                    (a)          Limitation on Survival. The obligation of Seller, on the one hand, and MAXIMUS, on the other, to indemnify each other for any Loss shall expire on the date one year after the Closing Date; provided, that the foregoing limit shall not apply to an Unlimited Loss (as defined below) or, with respect to the obligation of Seller to indemnify MAXIMUS, to any Loss resulting, directly or indirectly, from (a) any inaccuracy in or breach of the representations, warranties and covenants contained in Section 2.5 of this Agreement or (b) any liability described in Section 6.2(d) of this Agreement (collectively, "Tax Losses"). The obligation of Seller to indemnify MAXIMUS for any Tax Loss shall survive until the expiration of the applicable statute of limitations for such Tax Loss.

                    (b)          Deductible. Neither MAXIMUS on the one hand, nor Seller on the other hand, shall be entitled to make a claim for indemnification pursuant to Section 6.2 or 6.3 hereof unless and until the amount of such claim or claims for indemnification is equal to $20,000, whereupon the entire amount of such claims shall be recoverable in accordance with the terms hereof.

                    (c)          Maximum Indemnification Amount. The maximum aggregate indemnification amount that shall be due from Seller to MAXIMUS, on the one hand, and from MAXIMUS to Seller, on the other hand, for any Losses (other than Tax Losses or Unlimited Losses), shall not in any event exceed the Purchase Price. The foregoing limitations on the liability of Seller to MAXIMUS and of MAXIMUS to Seller are not intended to limit a party's liability to another party to the extent a party has a cause of action against another party hereto which is based on events unrelated to this Agreement and the transactions contemplated hereby.

                    (d)          Unlimited Losses. The limitations of this Section 6.5 shall not apply in the case of Losses resulting from a misrepresentation or breach by Seller or MAXIMUS that a court of competent jurisdiction has determined was fraudulent ("Unlimited Loss") or for Tax Losses.

                    (e)          Characterization of Indemnification Payments. All amounts paid by Seller or MAXIMUS, as the case may be, under this Article 6 shall be treated for all Tax purposes as adjustments to the Purchase Price unless otherwise required by applicable law, in which event such payments shall be in an amount sufficient to indemnify the Indemnitee on a net after-Tax basis.

          6.6          Exclusive Remedy. Each party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement (including, without limitation, the negotiation, execution and delivery thereof) and the transactions contemplated hereby (other than Unlimited Losses) shall be pursuant to the indemnification provisions set forth in this Article 6.

ARTICLE 7

POST-CLOSING COVENANTS AND AGREEMENTS

          7.1          Authorization From Others. To the extent that the assignment of an Assigned Contract shall require the consent or other approval of other parties thereto or any third party (as set forth on Schedule 2.6), this Agreement shall not constitute an assignment thereof. Notwithstanding the foregoing, if, within ninety (90) days following the Closing Date, MAXIMUS bills and collects support revenue arising out of an Assigned Contract during such ninety (90)-day period, as between MAXIMUS and Seller, such Assigned Contract shall be deemed to be assigned to MAXIMUS; provided, however, if a customer requests a formal assignment of such Assigned Contract, Seller and MAXIMUS will use their best efforts to obtain the consent or approval for such assignment and any other necessary instrument or agreement as may be required. After the Closing Date, until such Assigned Contract has been validly and effectively assigned to MAXIMUS, (i) MAXIMUS and Seller shall make such other arrangements, including licenses, subcontracts, subleases and sublicenses, as may be practicable in order to obtain for MAXIMUS the benefits of such Assigned Contract contemplated by this Agreement and (ii) Seller shall hold such Assigned Contract in trust for the benefit of MAXIMUS and MAXIMUS shall be entitled to receive all benefits under such Assigned Contract and shall be responsible for the obligations under such Assigned Contract to the extent relating to the benefits received; provided, however, if such Assigned Contract has not been assigned to MAXIMUS within ninety (90) days after the Closing Date, then the Purchase Price shall be reduced by an amount equal to the Value (as defined below) of such Assigned Contract (the "Purchase Price Reduction"). Seller shall pay the Purchase Price Reduction to MAXIMUS by wire transfer of funds or certified check not later than five (5) business days after the expiration of the above 90-day period. The "Value" of an Assigned Contract shall be the dollar value of such contract as set forth on Schedule 1.1(a).

          7.2          Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns and shall pay, or cause to be paid, when due all Taxes relating to the ownership or operation of the Purchased Assets attributable to any taxable period (or portion thereof) which ends on or prior to the Closing Date (the "Pre-Closing Tax Period"). MAXIMUS shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the ownership or operation of the Purchased Assets attributable to taxable periods beginning after the Closing Date. In the event that (a) MAXIMUS makes a payment of any Tax related to the operation or ownership of the Purchased Assets for any Pre-Closing Tax Period, Seller shall promptly reimburse MAXIMUS for the amount of such payment or (b) Seller makes a payment of any Tax related to the operation or ownership of the Purchased Assets attributable to any taxable period (or portion thereof) which occurs after the Closing Date, MAXIMUS shall promptly reimburse Seller for the amount of such payment. Both MAXIMUS and Seller shall have access to each other's books and records at reasonable times for purposes of handling the foregoing tax matters and dealing with any liabilities or claims arising out of, or relating to, this Section 7.2.

          7.3          Collection of Assets. Each of Seller and MAXIMUS agree that it will transfer or deliver to the other, promptly after the receipt thereof, (a) any cash or other properly which Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to MAXIMUS as part of the Purchased Assets under this Agreement or (b) any cash or other property which MAXIMUS receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items retained or intended to be retained by Seller under this Agreement.

          7.4          Noncompetition.

                    (a)          During the period commencing on the date hereof and ending on the expiration of five years following the date hereof, Seller shall not, directly or indirectly, compete with MAXIMUS in the Business. Notwithstanding the foregoing, Seller may acquire a business (an "Acquisition") that possesses or offers a competitive product line (the "Competitive Line") so long as the Competitive Line does not represent more than Seven Hundred Fifty Thousand Dollars ($750,000) of the gross revenues of the acquired business.

                    (b)          Within twenty (20) business days following the closing of an Acquisition that includes the purchase of a Competitive Line representing more than Seven Hundred Fifty Thousand Dollars ($750,000) of the gross revenues of the acquired business, Seller agrees to inform MAXIMUS of all pertinent information related to the Competitive Line. Within ninety (90) days after such disclosure to MAXIMUS, MAXIMUS shall have a right of first refusal to purchase the Competitive Line. If MAXIMUS elects to exercise such first refusal right, the purchase price for the Competitive Line shall be based on the same valuation metrics as Seller employed to purchase the business.

          7.5          Offers to Seller's Employees. MAXIMUS shall make offers of employment to certain employees of the Business as identified on Schedule 2.14 hereto, on the terms and conditions, including benefits, provided to similarly situated MAXIMUS employees.

          7.6          Use of Tools. After the Closing, Seller may retain copies of programming tools, if any, and the related source code that Seller has developed related to such tools (collectively the "Tools"), and shall have the personal, non-transferable right to use the Tools in the United States to develop software; provided, however, Seller shall not (a) use the Tools to develop any judicial software for federal, state and local governments and (b) use the Tools to develop any product or service that violates the terms and conditions of the non-competition clause set forth in Section 7.4 herein.

          7.7          Facilities. For a period not to exceed ninety (90) days following the Closing Date, MAXIMUS shall have the option to use or reside in the current facilities of Seller, located in Portage, Michigan (the "MI Facility") and Canton, Ohio (the "OH Facility"). If MAXIMUS exercises such option, MAXIMUS shall pay Seller a fee of $500 per month (the "Fee") for each of the MI Facility and the OH Facility. The Fee shall represent the entire amount due and shall cover all related costs including but not limited to telephone, internet and utilities associated with the MI Facility and the OH Facility. The Fee shall be prorated for any portion of a month in which MAXIMUS resides in the MI Facility or OH Facility. After the Closing Date, MAXIMUS shall be responsible for all costs associated with home offices of the Business.

          7.8          Resource Sharing. Seller shall make available, for a period not to exceed ninety (90) days following the Closing Date, Chester McClain, Cherrie Greene and Andrew McKellar to assist MAXIMUS in providing support to customers of MAXIMUS as may be required. MAXIMUS will be charged for the services at a rate of $50 per hour. Seller will provide MAXIMUS with a detailed breakout of the hours billed on a monthly basis. After thirty (30) days from the Closing Date, Seller will receive from MAXIMUS one hundred percent (100%) of the web hosting revenues obtained from the customer base on a monthly basis until such time as MAXIMUS is able to take over such operations, which is not to exceed a ninety (90)-day period.

          7.9          Third Party Relationships. Schedule 7.9 identifies all third party relationships (the "Vendors") that are required to support the third party software and hardware maintenance related to the Business, the Software or the Purchased Assets. MAXIMUS understands that it is MAXIMUS' responsibility to contact the Vendors and to enter into agreements with such Vendors. Seller agrees to provide reasonable assistance if requested by MAXIMUS.

          7.10          Customer Relationships. For so long that MAXIMU S has the resources and technical support, MAXIMUS agrees that it will provide support for the Software for a period of at least sixty (60) months following the Closing Date.

          7.11          Further Assurances. At any time and from time to time after the Closing, as either MAXIMUS or Seller may request and without further consideration, the other party shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the requesting party may reasonably request, to more effectively transfer, convey and assign to MAXIMUS, and to confirm MAXIMUS' title to, all of the Purchased Assets being acquired hereunder, to put MAXIMUS in actual possession and operating control of the Purchased Assets, to assist MAXIMUS in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement, including, without limitation, substituting MAXIMUS as the named bidder on all outstanding bids or proposals for contracts included in the Purchased Assets. MAXIMUS shall have access to the books and records of Seller at reasonable times for any reasonable business purposes related to this Agreement, the Business and the Purchased Assets.

ARTICLE 8

TERMINATION

          8.1          Termination. This Agreement may be terminated at any time prior to the Closing Date as provided below:

                    (a)          MAXIMUS and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (b)          MAXIMUS may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:

                              (i)          in the event Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, MAXIMUS has notified Seller of such breach, and the breach has continued for a period of thirty (30) days aft:,-the notice of such breach; or

                              (ii)          if the Closing shall not have occurred on or before May 31, 2004 (the "Termination Date") by reason of the failure of any condition precedent under Article 4 hereof unless such failure results primarily from MAXIMUS willfully breaching any representation, warranty or covenant contained in this Agreement.

                    (c)          Seller may terminate this Agreement by giving written notice to MAXIMUS at any time prior to the Closing:

                              (i)          in the event MAXIMUS has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified MAXIMUS of such breach, and the breach has continued for a period of thirty (30) days after the notice of such breach; or

                              (ii)          if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Article 5 hereof (unless the failure results primarily from Seller itself willfully breaching any representation, warranty or covenant contained in this Agreement).

          The parties acknowledge and agree that the Termination Date may, but shall not be required to, be extended by mutual agreement.

          8.2          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except that nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination), except that the obligations of the parties pursuant to Section 9.1 hereof shall remain in full force and effect.

ARTICLE 9

MISCELLANEOUS

          9.1          Publicity. No publicity release or public announcement concerning this Agreement or the transactions contemplated hereby may be made without advance approval thereof by MAXIMUS and Seller, except to the extent required by law on the reasonable advice of counsel to such party and advance notice to the other party.

          9.2          Expenses. Except as otherwise provided herein, each of MAXIMUS and Seller shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

          9.3          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission with confirmation retained or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission with confirmation retained or, if mailed, two days after the date of deposit in the United States mails, as follows:

(a)	if to MAXIMUS, to:

MAXIMUS, Inc.
1419 Sunset Hills Road
Reston, Virginia 20190
	Attention:	David R. Francis
General Counsel
	Telephone:	____________
	Facsimile:	____________

with a copy to:

Williams Mullen
Two James Center
1021 East Cary Street
Richmond, VA 23219
	Attention:	R. Brian Ball, Esq.
	Telephone:	____________
	Facsimile:	____________

if to Seller:

Manatron, Inc.
510 E. Milham Avenue
Portage, MI 49002
Attention:	Krista Inosencio
Chief Financial Officer
Telephone:	____________
Facsimile:	____________

with a copy to:

Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, MI 49503
Attention:	Stephen C. Waterbury, Esq.
Telephone:	____________
Facsimile:	____________

Any party may by notice given in accordance with this Section 9.3 to the other parties designate another address or person for receipt of notices hereunder.

          9.4          Entire Agreement. This Agreement (including the Schedules), the Related Agreements and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

          9.5          Waivers and Amendments; Non-Contractual Remedies-Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any parry in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as explicitly set forth herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity except where this Agreement expressly provides otherwise.

          9.6          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, exclusive of its choice of law rules.

          9.7          Arbitration. Except for the right of a party to apply for a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm ("Injunctive Relief'), the parties hereto shall attempt to settle amicably through negotiation any controversy, claim or dispute between or among such parties arising out of or relating to this Agreement ("Dispute"). If a Dispute, other than with respect to Injunctive Relief, cannot be settled by such means, the parties hereto intend and agree to submit such Dispute to final and binding arbitration before an arbitration tribunal which is, and pursuant to arbitration procedures which are, acceptable to all parties. If the parties cannot or do not otherwise agree within thirty (30) days of the date on which notice of a Dispute is given, any such claim, other than with respect to Injunctive Relief, shall be submitted for arbitration by the American Arbitration Association pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any arbitration shall be conducted in Virginia. Notice of demand for arbitration shall be provided in writing to the other party. The parties hereto further intend and agree that the final decision or award of the arbitration tribunal shall be binding on the parties and their successors and fully enforceable by any court of competent jurisdiction. The parties hereto further intend and agree that facts and other information relating to any arbitration arising out of or in connection with this Agreement shall be kept confidential to the fullest extent permitted by law. The prevailing party shall be entitled to recovery from the other party of its costs and expenses (including reasonable attorneys fees) both in connection with such arbitration unless otherwise ordered by the arbitrator and in connection with any Injunctive Relief. Nothing in this section shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration.

          9.8          Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except (i) by operation of law, (ii) by MAXIMUS to any of its affiliates, or (iii) by MAXIMUS in connection with the merger, consolidation or sale of all or substantially all of its business or assets; provided, however, no such assignment shall relieve MAXIMUS of its obligations under this Agreement.

          9.9          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          9.10          Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          9.11          Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          9.12          Definition of Knowledge. As used in this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a diligent person could be expected to be aware of such fact or other matter in the course of operating a business of the scope and nature of Seller. Seller will be deemed to have "knowledge" of a particular fact or matter if any of Seller's executive officers has knowledge of such fact or other matter.

          9.13          Waiver of Jury Trial. EACH OF MAXIMUS AND SELLER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

MAXIMUS, INC.

By:	/s/ Richard A. Montoni
Name:	Richard A. Montoni
Title:	CFO

MANATRON, INC.

By:	/s/ Paul R. Sylvester
Name:	Paul R. Sylvester
Title:	CEO/President

[Signature Page to Asset Purchase Agreement]